EXHIBIT 10.1
November 29, 2022

Ms. Carol Nutter
[Address]
Sent via email to: [__________]

Dear Carol,

We are pleased to confirm our offer of employment with MultiPlan. We believe you have the experience and qualifications to contribute to our team.

The position offered is Senior Vice President, Chief People Officer, reporting directly to me (Dale A. White, President/CEO). Your target start date will be a mutually agreed upon date, and the starting rate of pay will be $12,807.69 per pay period (annualized at $333,000.00). Starting in 2023, you will also be eligible to participate in the MultiPlan annual incentive compensation plan, with a target bonus of 50 percent of base salary payable when companywide bonuses are distributed (annually in March of each calendar year for the previous year). The goals and deliverables that you must meet in order to receive your target bonus amount will be set with you annually.

Additionally, you will receive a $125,000.00 sign on bonus, 50 percent payable within thirty (30) days of your first day of employment and 50 percent payable on or around April 30, 2023. In the event you voluntarily resign from MultiPlan prior to December 31, 2023, the sign on bonus received must be repaid, in its entirety. Should you be released without cause, no repayment of the sign on bonus will be required.

You will also be eligible for participation in our annual management equity plan in accordance with your position starting in 2023 at a target grant amount equal to 150 percent of base salary in the form granted to other executives at a similar level. Annual equity grants are subject to approval by MultiPlan’s compensation committee, and contain standard vesting and other terms.

You will be eligible for benefits as provided for full-time employees. Benefit information can be found in the attached Benefits Guide.

Please note that this offer is also contingent upon the successful completion of a pre-employment background check within the guidelines of state and federal law.

As a condition of your employment, you will need to provide MultiPlan with documents that establish both your identity and employment eligibility to work in the United States. A list of acceptable documents required by the Immigration Reform Control Act of 1986 that are proof of a lawful work status can be found on the I-9 form which you will receive through our recruitment system of record, Recruitment Management.

Your employment is considered employment at will. This means employment is not defined for a specific time, rather either you or MultiPlan may terminate the employment relationship at any time with or without notice and with or without cause. However, in the event of a termination of your employment by MultiPlan without cause, you would be entitled to six (6) months’ base salary continuation subject to the execution of a waiver and release of claims against the Company.

EXHIBIT 10.1

Please indicate your acceptance of this offer by returning a signed copy of this letter via email or e-sign.

We look forward to you joining the MultiPlan team!

Sincerely,

/s/ Dale A. White
Dale A. White
President & CEO

Accepted: /s/ Carol Nutter Date: 11/30/2022
Carol Nutter